Exhibit 10.11

                         , 2006

FTN Midwest Securities Corp.

350 Madison Avenue

New York, NY 10017

Re:	Healthcare Acquisition Partners Corp.

Gentlemen:

This letter will confirm the agreement among FTN Midwest Securities Corp. (“FTN”) and Sean McDevitt, Pat LaVecchia, John Voris, Jean-Pierre Millon, Erin Enright and Wayne Yetter (the “Management Members”) whereby the Management Members agree to purchase warrants (“Warrants”) of Healthcare Acquisition Partners Corp. (“Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. Each Unit is comprised of one share of Common Stock and two Warrants. The shares of Common Stock and Warrants will not be separately tradable until the earlier of 65 days after the effective date of the Company’s IPO or 20 days after the exercise in full by the underwriters of the underwriters’ over-allotment option in connection with the IPO.

The Management Members agree that on the date hereof they will enter into an agreement or plan in accordance with the guidelines specified by Rules 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), with an independent broker-dealer (the “Broker”) registered under Section 15 of Exchange Act which is neither affiliated with the Company, FTN nor part of the underwriting or selling group, pursuant to which the Management Members place an irrevocable order for the Management Members to collectively purchase through the Broker for the account or accounts of the Management Members, within the sixty trading-day period commencing on the later of (i) the date separate trading of the Warrants commences and (ii) the date that is 90 days after the end of the “restricted period” under Regulation M as determined by FTN (“Commitment Date”), up to $1,000,000 (“Commitment Amount”) of Warrants in the open market (“Warrant Purchase”). The Management Members shall instruct the Broker to fill such order in such amounts and at such times as the Broker may determine, in its sole discretion, during the sixty trading-day period described above.

The Management Members may notify FTN and the Broker that all or part of the Warrant Purchase will be made by an affiliate of one or more of the Management Members (or another person or entity introduced to the Broker by a Management Member (a “Designee”)) who (or which) has an account at the Broker and, in such event, the Broker will make such purchase on behalf of said affiliate or Designee; provided, however, that the Management Members (i) hereby agree to make payment of the purchase price of such purchase and to fulfill the Warrant Purchase in the event and to the extent that the affiliate or Designee fails to make such payment or such purchase, and (ii) each represents and warrants that they have sufficient assets to pay the entire Commitment Amount, provided further, that any person or entity that makes all or part of the Warrant Purchase shall agree in writing to be bound by the terms and conditions of this letter.

If at the end of such sixty trading-day period the Broker has not purchased up to the Commitment Amount on behalf of the Management Members, then the Management Members agree to purchase Warrants from the Company in a private placement at a price per Warrant to be agreed upon in an amount equal to the difference of the Commitment Amount and the total amount paid by the Broker.

Sean McDevitt and Pat LaVecchia each agree not to purchase Warrants if the aggregate number of (a) shares of Common Stock purchased in the open market and owned by FTN and its affiliates, plus (b) Warrants and shares of Common Stock comprising any Units purchased in the open market and owned by FTN and its affiliates, plus (c) the 833,333 shares of Common Stock subject to FTN’s purchase option granted by the Company in connection with the IPO (“Purchase Option”), plus (d) Warrants to be purchased in the open market and owned by FTN’s affiliates under the agreement set forth in this letter would exceed 9.00% of the total number of shares of Common Stock then outstanding (assuming exercise in full of the Purchase Option and any such Warrants).

Each of the Management Members represents and warrants that he is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Each of the Management Members agrees that while this agreement is in effect, he or she shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Company’s securities. Each of the Management Members each further agrees that he or she shall not, directly or indirectly, communicate any material nonpublic information relating to the Company or the Company’s securities to any employee of the Broker. Each of the Management Members hereby confirms that he or she does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases by the Broker of Warrants pursuant to this agreement.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws.

Very truly yours,

Sean McDevitt

Pat LaVecchia

John Voris

Jean-Pierre Millon

Erin Enright

Wayne Yetter

Agreed and accepted by:

FTN MIDWEST SECURITIES CORP.

By:
Name: Title: